Exhibit 99.1

Contact: Jim Stark, 972-819-0900, jstark@efji.com

For Immediate Release

EFJ, Inc. Revises 2006 Guidance

Irving, TX – December 11, 2006 – EFJ, Inc. (NASDAQ: EFJI) today announced that it is lowering its earnings guidance for fiscal year 2006. The company now anticipates a net loss for the fourth quarter and for the full year of 2006.

“The timing of orders and the lumpiness of our business will cause our revenue to be around the lower end of our revenue guidance of $104 million for the year,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer. “As a result of the softer than expected revenue, we anticipate a net loss in the fourth quarter and for the fiscal year of 2006. We believe the softer revenue is related to timing of business and not a result of changes in the market.”

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading secure wireless and private wireless solution businesses. EFJ, Inc. is home to 3e Technologies International; a leading provider of FIPS validated wireless data infrastructure and software with interoperable security; the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions; and Transcrypt International, a leader in secure solutions to protect sensitive voice communications. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, our expectations and the timing of revenues. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the progress of the 800 MHz reconfiguration program, the percentage of backlog which is filled during a period, our reliance on third-party suppliers, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components which meet our specifications, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the Company’s ability to efficiently and cost effectively integrate and operate the acquired business of 3eTI, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005 and its Form 10-Q for the period ended September 30, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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